Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ucommune International Ltd on Form F-4/A (Amendment No.3) (File No. 333-248191) of our report dated August 19, 2020, with respect to our audits of the combined and consolidated financial statements of Ucommune Group Holdings Limited as of December 31, 2018 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
Beijing, China
October 30, 2020